Exhibit 4.5

INMUNE BIO, INC.

FIRST AMENDMENT TO STOCK ISSUANCE AGREEMENT

This amendment (this “Amendment”) dated as of August 27, 2018 to the Stock Issuance Agreement dated as of October 3, 2017 (the “Agreement”) by and among INmune Bio, Inc., a Nevada corporation (the “Company”), and Xencor, Inc., a Delaware corporation (“Xencor”), hereby amends the Agreement, effective as of the date hereof. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the terms of the Agreement, Xencor shall receive certain options to purchase shares of the Company’s Common Stock;

WHEREAS, pursuant to the terms of the Voting Agreement dated as of October 3, 2017 by and among the Company and Xencor contemporaneously with the Agreement, Xencor shall be and is entitled to designate one individual to serve on the Board of Directors of the Company, and pursuant to Section l.2(a) of the Voting Agreement and Section 4(h) of the Agreement that designee as of October 3, 2017 was Mr. Edgar Baracchini (“Mr. Baracchini”).

WHEREAS, in the March 30, 2018 Minutes of a Meeting of the Board of Directors (the “March 30th Minutes”) the Company named Mr. Baracchini in his personal capacity as the recipient of 108,000 options of the Company, rather than naming Xencor as the recipient of the 108,000 options;

WHEREAS, the Company and Xencor desire to transfer the 108,000 options to Xencor; and

WHEREAS, The Company and Xencor desire to amend Section 1(b)(ii) of the Agreement, such that any options exercised under the Agreement may be exercised only by a cash payment from Xencor to the Company.

AGREEMENT

NOW THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Company and Xencor agree to amend the Agreement as follows:

1. Section 1(b)(ii) of the Agreement is amended to provide that:

“(ii) The purchase price for the Additional Shares being purchased pursuant to the Option may be paid by cash or wire transfer of immediately available funds.”

2. Except as to the amendment to Section 1(b)(ii) of the Agreement as contemplated by this Amendment, all other sections, items and the entire Agreement shall continue in full force and effect.

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In Witness Whereof, the parties hereto have executed this Amendment to that certain Stock Issuance Agreement as of the day and year first above written.

INMUNE BIO, INC .

By :	/s/ David Moss
Name:	David Moss
Title:	CFO

XENCOR, INC .

By :	/s/ John J. Kuch
Name:	John J. Kuch
Title:	SR VP & CFO